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                          November 30, 2022

       Arik Kaufman
       Chief Executive Officer
       Steakholder Foods Ltd.
       5 David Fikes St.
       Rehovot, Israel 7638205

                                                        Re: Steakholder Foods
Ltd.
                                                            Registration
Statement on Form F-1
                                                            Filed November 23,
2022
                                                            File No. 333-268559

       Dear Arik Kaufman:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-551-6063 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing